Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Aeries Technology, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule(1)	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A ordinary shares, par value $0.0001 per share	457(c)	1,355,906	0.307	$416,263.14	0.00013810	57.49
Fees Previously Paid	-	-	-	-	-	-	-	-	-	-	-	-
Carry Forward Securities
Carry Forward Securities	-	-	-	-	-	-	-	-	-	-	-	-
	Total Offering Amounts					$416,263.14		$57.49
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fees Due							$57.49

(1)	Pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is the average of the high and low prices of the registrant’s common stock, par value $0.0001 per share, on the Nasdaq Capital Market on March 6, 2026 as reported by the Nasdaq Stock Market.
(2)	Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers an indeterminate number of additional shares as may be issuable as a result of stock splits, stock dividends or similar transactions.